Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 1 to Form S-3 No. 333-143058) of IDM Pharma, Inc. for the registration of up to $36,000,000 of common stock, preferred stock, debt securities, warrants and units to be sold on a delayed or continuous basis, and to the incorporation by reference therein of our report dated March 7, 2005 with respect to the consolidated financial statements of Immuno-Design Molecules, S.A. as of December 31, 2004 and for the two years in the period ended December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ JEAN-YVES JEGOUREL
Ernst & Young Audit represented by
Jean-Yves Jégourel, Partner

Paris, France
June 21, 2007